Exhibit (a)(5)(B)

Gannett Media Corp., a Subsidiary of Gannett Co., Inc., Announces Final Results of
Tender Offer for its 4.750% Convertible Senior Notes due 2024

MCLEAN, VA January 2, 2020 – Gannett Media Corp. (formerly known as Gannett Co., Inc.) (the “Issuer”), a subsidiary of Gannett Co., Inc. (“Gannett”, the “Company”, or the “Parent”) (NYSE: GCI) announced today the expiration and final results of the Issuer’s previously announced cash tender offer (the “Tender Offer”) for any and all of its 4.750% Convertible Senior Notes due 2024 (the “Notes”) issued pursuant to the Indenture, dated as of April 9, 2018, between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 19, 2019 (such Indenture, as so amended and supplemented, the “Indenture”), among the Issuer, Parent and the Trustee.

The Tender Offer expired at midnight, New York City time, on December 30, 2019. As of the expiration of the Tender Offer, $197,950,000 aggregate principal amount of the Notes, representing approximately 98.36% of the total Notes outstanding, were validly tendered (and not validly withdrawn) pursuant to the Tender Offer. The Company has accepted for purchase all Notes that were validly tendered (and not validly withdrawn) pursuant to the Tender Offer at the expiration of the Tender Offer at a purchase price equal to $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest, for an aggregate cost of approximately $199,934,999. Payment for Notes, which were validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer, was made on December 31, 2019.

After settlement, $3,300,000 aggregate principal amount of the Notes remains outstanding. U.S. Bank National Association served as the paying agent for the Tender Offer.

There were no conversions of Notes in connection with the Make-Whole Fundamental Change (as defined in the Indenture).

This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched reach at the national and local level, Gannett touches the lives of nearly 140 million people monthly with its Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include the USA TODAY and more than 260 daily local newspaper brands, digital marketing services companies ReachLocal, WordStream, and ThriveHive and U.K. media company Newsquest. Following the completion of their recent merger, starting November 20, 2019, New Media Investment Group Inc. assumed the name Gannett Co., Inc. and began trading  on the New York Stock Exchange under the ticker symbol “GCI”. To connect with us, visit www.gannett.com.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim(s)”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations and beliefs, and the Company cannot give any assurance that its expectations or beliefs will be attained. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others:

•	the risk that the Company may be unable to achieve the anticipated benefits of the merger, including synergies and operating efficiencies, within the expected time-frames, or at all;

•	the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected;

•
the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected;

•	general economic and market conditions;

•	the retention of certain key employees; and

•	the Company’s ability to grow its digital marketing and business services initiatives, and grow its digital audience and advertiser base.

Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by the Company in its most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks identified in the registration statement on Form S-4 (File No. 333-233509) filed by the Company in connection with the Merger. All forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, the Company expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins & Stacy Cunningham, Gannett Investor Relations
investors@gannett.com
(212) 479-3160
or
Media:
Chrissy Terrell, Gannett Public Relations
pr@gannett.com
or
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170

Source: Gannett Co., Inc.